Exhibit 10.16

CITY NATIONAL CORPORATION

AMENDED AND RESTATED 1999 VARIABLE BONUS PLAN

1.                                       Purpose.

The purpose of the City National Corporation Amended and Restated 1999 Variable Bonus Plan (the “Plan”) is to provide annual cash awards to top management that recognize and reward the achievement of corporate performance goals.

2.                                       Effective Date of Plan.

The Plan shall be effective as of January 1, 2004, upon approval of the Plan by the shareholders of City National Corporation (the “Corporation”).

3.                                       Plan Administration.

The Plan shall be administered by the Compensation, Nominating & Governance Committee (“Committee”) of the Board of Directors, which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Code”). The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan, except that the Committee (but not the Board of Directors) shall have no authority to take any action that would cause any Award to any Participant to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (a) shall be within the sole discretion of the Committee, (b) may be made at any time, and (c) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants in the Plan, their legal representatives and beneficiaries and employees of the Corporation and its subsidiaries.

4.                                       Eligibility.

The Chief Executive Officer and all other officers of the Corporation and its subsidiaries are eligible to participate in the Plan, if designated by the Committee.

5.                                       Awards.

Prior to or within 90 days after the commencement of each calendar year (the “Plan Year”), the Committee shall designate the following:

5.1.                              The officers who will participate (the “Participants”) in the Plan for the Plan Year.

5.2.                              The Corporate Financial Criteria, as defined herein, which will apply to awards for the Plan Year.

5.3.                              The Performance Goals, as defined herein, to be met by the Corporation for Participants to earn awards for the Plan Year and a payout matrix or formula for such Corporate Financial Criteria and Performance Goals.

5.4.                              The award will be a bonus payment in an amount obtained by multiplying the following amounts: (1) a Participant’s annualized base salary, as determined by the Committee, as of the last day of the Plan Year and (2) a specified percentage (expressed as a decimal or fixed by a formula which will determine such percentage) determined by the Committee to apply to the

Participant for the Plan Year based on the payout matrix or formula for the Corporate Financial Criteria and Performance Goals established for the Plan Year.

The Committee may, after the 90th day of the Plan Year, designate additional officers to participate in the Plan for the Plan Year (also “Participants” for purposes hereof); provided, however, that: (i) any awards earned by any such Participant for participation for such partial Plan Year will be pro-rated based on the number of days during the Plan Year in which the Participant participated in the Plan, and (ii) the Performance Goals for such additional Participants will be established prior to or before the expiration of 25% of the days remaining in such partial Plan Year.

A Participant (other than one who is party to an employment agreement with the Corporation providing for a partial year bonus) who terminates employment, either voluntarily or involuntarily, before the payment date for awards for the Plan Year is thereby ineligible for an award under the Plan.

5.5.                              Anything in this Plan to the contrary notwithstanding, no provisions of this Plan may be used to reduce any amounts due to any Participant who is a party to an employment agreement with the Corporation which provides for the payment of cash or other benefit in the event of the Participant’s death, disability, retirement or loss of employment because of a reduction in the workforce, below the amounts so provided in the employment agreement.

Awards under the Plan shall be paid to the Participants in cash.

6.                                       Corporate Financial Criteria.

For each Plan year, the Committee shall designate one or more of the corporate financial criteria (the “Corporate Financial Criteria”) set forth in this Section 6 for use in determining an award for a Participant for such Plan Year. Corporate Financial Criteria shall consist of one or more, or a combination of, the following financial measures: net income; net operating income; earnings per share; net profit; net profit before extraordinary items; return on assets; return on equity; assets; assets under management and administration; risk adjusted return on capital; Economic Value Added; total shareholder return and efficiency ratio; provided, however, that the Committee retains the discretion to determine whether an award will be paid under any one or more of such Corporate Financial Criteria.

7.                                       Performance Goals.

For each Plan Year, the Committee shall establish one or more specific, objective performance goals (the “Performance Goals”), the outcome of which are substantially uncertain at the time so established, for each of the Corporate Financial Criteria designated by the Committee for the Plan Year, against which actual performance is to be measured to determine the amount of awards. Performance Goals established by the Committee may be described by means of a matrix or formula, providing for goals resulting in the payment of awards under the Plan.

8.                                       Determination & Payment of Awards

8.1.                              As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the award earned by each Participant, based on the application of the criteria specified in Section 6; provided however that, except for Participants who have entered into an employment agreement with the Corporation, the Committee may, in its sole discretion, reduce the amount which would otherwise be payable under the Plan. As to those Participants who have entered into employment agreements with the Corporation, the Committee will not have the discretion to reduce any bonus below any minimum amount provided in such agreement. Payments will be made promptly after determination of the awards by the Committee, unless payment of an award has been deferred pursuant to Section 10.6 hereof. Such Committee determination must include a certification in writing that the Performance

Goals and any other material terms of the award were in fact satisfied; provided that minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement.

8.2.                              Notwithstanding anything herein to the contrary, the maximum dollar amount that may be awarded under this Plan for any Plan Year to any Participant may not exceed $3 million.

9.                                       Termination, Suspension or Modification of the Plan.

The Board of Directors may at any time, with or without notice, terminate, suspend, or modify the Plan in whole or in part, except that the Board of Directors shall not amend the Plan in violation of the law or in contravention of Treasury Regulation Section 1.162-27, promulgated under the Code, unless the Board of Directors finds that such amendment is in the best interest of the Corporation. The Committee is expressly permitted to make any amendments to the Plan, which are not in violation of the law, that are required to conform the Plan to the requirements of Section 162(m). The Committee may also correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

10.                                 Miscellaneous.

10.1.                        No Assignments.  No award under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his/her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge encumber, charge, or otherwise dispose of any right to such award shall be void.

10.2.                        No Right of Employment.  Neither the adoption of the Plan, the determination of eligibility to participate in the Plan, nor the granting of an award under the Plan shall confer upon any Participant any right to continue in the employ of the Corporation or any of its subsidiaries or to interfere in any way with the right of the Corporation or the subsidiary to terminate such employment at any time.

10.3.                        Tax Withholding.  The Corporation shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

10.4.                        Governing Law.  The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of California.

10.5.                        Other Plans.  Nothing in this Plan shall be construed as limiting the authority of the Committee, Board of Directors, the Corporation or any subsidiary of the Corporation to establish any other compensation plan, or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any persons employed by the Corporation or a subsidiary of the Corporation, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonuses is determined.

10.6.                        Deferrals of Awards.  A Participant may elect to defer payment of his/her cash award under the Plan if deferral of an award under the Plan is permitted pursuant to the terms of a deferred compensation program of the Corporation existing at the time the election to defer is permitted to be made, and the Participant complies with the terms of such program.

10.7.                        Section 162(m).  It is the intention of the Corporation that all payments made under the Plan shall fall within the “performance-based compensation” exception contained in Section 162(m) of the Code. Thus, unless the Board of Directors expressly determines otherwise, if any Plan provision is found not to be in compliance with such exception, that provision shall be deemed to be amended so that the provision does comply to the extent permitted by law, and in every event, the Plan shall be construed in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code.